Exhibit 21.1

SUBSIDIARIES

FilmOn.TV Networks Inc. (Delaware)

FilmOn TV UK Ltd., formerly known as FilmOn.com Plc. (England, United Kingdom)

FilmOn.TV Inc. (Delaware)

FilmOn Media Holdings Inc. (Delaware)

FilmOn Media Licensing Inc. (Delaware)

Reliance Majestic Holdings, LLC (Delaware)

CinemaNow, LLC (Delaware)

OVGuide Inc. (Delaware)

Hologram USA FOTV Productions Inc. (Delaware)